Exhibit 99.1

Unigene Announces Second Quarter 2012 Financial Results

-Company provides corporate review and status of key strategic initiatives-

-Management to host webcast and conference call today, August 9, 2012 at 11 a.m. ET-

AUGUST 9, 2012 – BOONTON, N.J. -- Unigene Laboratories, Inc. (OTCBB: UGNE) today announced financial results for the second quarter ended June 30, 2012 and provided a corporate review on key development programs and strategic initiatives.

SECOND QUARTER 2012 FINANCIAL SUMMARY

Unigene announced that its net loss for the three months ended June 30, 2012 decreased to $5.5 million or $(0.06) per share from $8.4 million or $(0.09) per share for the corresponding period in 2011.

Revenue for the three months ended June 30, 2012 increased to $2.7 million from $2.5 million in the comparable period in 2011.

Cash and cash equivalents at June 30, 2012 totaled $1.7 million, a decrease of $2 million from March 31, 2012.  Based on Management’s current cash flow projections, the Company will need to obtain significant additional financing to fund operations, address its debt and restructure its balance sheet.  Without additional financing, Management believes the Company’s current cash flow will fund operations into the fourth quarter of 2012.

The Company is currently exploring various alternatives, including financing, debt restructuring and partnering options.  If the Company is unable to obtain financing, it may not be able to continue as a going concern in the near future.

Ashleigh Palmer, Unigene’s President and CEO, commented, “The EMA’s unexpected recommendation regarding calcitonin-containing products is proving to be an untimely and crucial setback for the Company and our 2012 goal of addressing our substantial inherited debt. Prior to the EMA announcement, Management had been working exhaustively to restructure the balance sheet and recapitalize the Company.  Indeed, we were making excellent progress in that regard, having reached a second quarter settlement agreement with the Founders and had entered into negotiations with Victory Park Capital with the intent to restructure their debt.  Regrettably, the EMA recommendation has impacted our calcitonin-related business opportunities, and as a result, our discussions with Victory Park Capital. Under these circumstances, the prospect of our being able to complete the settlement of the Founders’ debt in September has become extremely unlikely.”

Palmer concluded, “While the coming months will be extraordinarily challenging for all of us; shareholders, creditors, management and employees alike, we remain deeply committed to weathering this storm and working with Victory Park Capital to identify the best pathway forward to capitalize on the multiple opportunities we believe exist for Unigene and its pipeline of novel therapeutic peptides and steadily growing portfolio of oral peptide drug delivery partnerships.”

CORPORATE REVIEW

EMA Recommendation Expected to Financially Impact Future Business Operations Significantly
On July 26, 2012, Unigene provided an update following the report issued on July 19, 2012 by the European Medicine’s Agency (EMA) Committee for Medicinal Products for Human Use (CHMP), concluding that there was evidence of a small increased risk of cancer with long-term use of current calcitonin medications approved and commercially available in Europe since 1973 and calling for curtailment of calcitonin usage.

Unigene has licensed to Upsher-Smith Laboratories its patented nasal formulation of calcitonin for commercialization in the United States and has licensed the development and worldwide commercialization rights (except China) for its Phase 3 oral calcitonin to Tarsa Therapeutics. However, since neither the Company nor its licensees are Market Authorization Holders in Europe, they do not have the right to appeal the EMA’s recommendation.   Management is currently evaluating the potential regulatory and commercial impact of this announcement on calcitonin related products marketed or under development by our licensees and partners in Europe and other markets, as well as the expected resulting financial impact on the Company’s future business operations.

There is a possibility that additional regulatory authorities, including the United States Food and Drug Administration (FDA), could take actions as a result of the recommendation, including withdrawing calcitonin-containing products from the market or limiting their use.  This could materially adversely affect the Company by reducing or eliminating Fortical® sales and royalties, limiting the value of current calcitonin development projects and the potential value of our investment in Tarsa.

Unigene understands that Tarsa Therapeutics has requested that the CHMP opinion be reexamined, is evaluating possible opportunities to appeal the CHMP recommendation and also plans to discuss the situation with the FDA.

Victory Park Capital Debt Negotiation Discussions Ongoing
As previously disclosed, the Company is in discussions with Victory Park Management, LLC regarding the restructuring of its debt.   As a result of the recent EMA recommendation and the potential impact on Unigene’s business operations, the discussions have changed significantly.  At this time, there can be no assurance that the Company will be able to reach an agreement with Victory Park regarding its debt obligations or on any other matter.

Debt Settlement with the Founding Levy Family is Unlikely
On June 4, 2012, the Company entered into a settlement and release agreement with the founding Levy family (the “Founders”) that allows the Company to eliminate, on or before September 30, 2012, its entire outstanding indebtedness to the Founders $23.2 million as of June 30, 2012 upon paying $8 million in cash and issuing 5,000,000 shares of Unigene’s common stock. The 5,000,000 shares of common stock will be subject to a lock-up period through December 31, 2013. The Company made two interim payments of $150,000 each to the Founders, the first of which was paid in May 2012, and the second of which was paid in June 2012.  Both interim payments will be applied against the $8 million cash payment.  The remaining $7.7 million cash payment and the issuance of 5,000,000 shares of Unigene’s common stock to the Founders must occur by September 30, 2012 to avoid termination of the settlement and release agreement.

In addition, on May 29, 2012, the Company and Victory Park Management, LLC agreed that if on or before September 21, 2012, the Company has not secured sufficient funds to pay the remaining balance of $7.7 million to the Founders, then Victory Park shall have the right, but not the obligation, to finance the remaining $7.7 million payment to the Founders.

In light of the recent EMA recommendation and the expected financial impact on business operations, Management believes it is unlikely the Company will be in a position to fund the $7.7 million debt settlement to the Founders, nor does Unigene believe is it likely that Victory Park Capital will exercise its right to finance the remaining payment to the Founders.

Annual Shareholder Meeting Date Change
The Company previously announced that the Annual Shareholder Meeting will be held on September 5, 2012.   Management announced today that the Company will be rescheduling that meeting to a future date given its ongoing discussions with Victory Park Capital and expects to announce the new date prior to year end.

THERAPEUTICS REVIEW

Oral Calcitonin Program - Tarsa Therapeutics Reviewing CHMP’s Recommendation and Next Steps
In 2009, Unigene licensed its late-stage oral calcitonin formulation to Tarsa Therapeutics, a venture financed company founded exclusively to conduct Phase 3 clinical testing and prepare Unigene's proprietary oral salmon calcitonin formulation for commercialization.

On September 19, 2011, Unigene announced that Tarsa presented positive Phase 3 data from its ORACAL trial of its oral recombinant salmon calcitonin product during the American Society for Bone and Mineral Research (ASBMR) 2011 Annual Meeting.  The data demonstrated that Tarsa’s oral recombinant salmon calcitonin achieved all of the efficacy endpoints in the trial and was also superior to nasal calcitonin spray in increasing bone mass at the lumbar spine, indicated that the safety profile of oral recombinant salmon calcitonin did not substantially differ from nasal calcitonin or placebo, and that oral recombinant salmon calcitonin appeared to be significantly less immunogenic than nasal calcitonin spray.  Tarsa’s oral recombinant salmon calcitonin is in development for the treatment and prevention of postmenopausal osteoporosis.

Following the recommended restrictions on calcitonin use issued on July 19, 2012 by the CHMP of the EMA, Unigene understands that Tarsa is seeking additional data to better understand the rationale behind the CHMP’s recommendation and to determine the impact on its plans to file for marketing approval of its oral recombinant salmon calcitonin product in the U.S. and Europe.  In the interim, Unigene believes that Tarsa is continuing the development of its oral calcitonin.
Unigene expects Tarsa to comment further regarding the situation and its potential impact on the Company as their analysis proceeds.  Importantly, Tarsa has not noted any serious safety issues in two separate year-long studies of its oral calcitonin.   While the combination of Tarsa’s two clinical studies provides limited power to detect differences in unusual adverse events, no signal of increased malignancy was observed.  Tarsa also noted that in its recommendation, the CHMP cited a very small increased cancer risk for an unlicensed oral calcitonin product.  This product differs in formulation, excipients and dosing from Tarsa’s oral calcitonin tablet, and Tarsa researchers accordingly question whether it is appropriate to extrapolate the safety experience with that product to Tarsa’s oral calcitonin.

Tarsa believes its oral calcitonin product may have the potential to be effective for the treatment and possibly the prevention of post-menopausal osteoporosis.  Furthermore, Tarsa believes that the benefit versus risk profile of its unique oral formulation of calcitonin is favorable for the treatment of osteoporosis.

Unigene owns a 16% equity position in Tarsa on a fully diluted basis, subject to liquidating preferences. The Company is also eligible to receive sales-related milestone payments and royalties on worldwide sales excluding China of which Unigene owns the full rights.

Phase 2 Oral Parathyroid Hormone (PTH) Data Accepted in Prestigious Peer-reviewed Journal
On November 9, 2011, Unigene announced positive top-line results of its Phase 2 clinical study evaluating an experimental oral PTH analog for the treatment of osteoporosis in 93 postmenopausal women.  The study achieved its primary endpoint with statistical significance and demonstrated an acceptable safety profile.  The Phase 2 study was conducted by Unigene as part of a now terminated exclusive worldwide option and licensing agreement with GlaxoSmithKline (GSK).

The Company announced today that the full data set from the Phase 2 study has been accepted in the peer-reviewed journal, BONE, the Official Journal of the International Bone and Mineral Society, for publication expected in the coming weeks.

Unigene is actively seeking a licensing partner for the advanced development and commercialization of the oral PTH program.

UGP281 Development Program on Hold – Further Funding Required to Advance into Clinic
In light of the recent FDA approvals of obesity therapeutics, UGP281 remains a priority development program, but given the Company’s current cash position, the IND filing and commencement of the Phase 1 study, previously scheduled for the first half of 2013, has been placed on hold.  Management expects to have discussions with Victory Park as to funding the continuation of the development program to file an IND and the commencement of a Phase 1 study for this high-value potential product candidate.  However, the Company cannot guarantee a successful outcome from those discussions.

On May 22, 2012, Unigene reported positive data from recently completed preclinical studies in rats and dogs for UGP281, a potent proprietary anorexigenic peptide selectively targeting the amylin receptor.  UGP281 is under development by Unigene for the treatment of morbid obesity.  In multiple-dose pharmacology studies in rats and beagle dogs, UGP281, administered subcutaneously, produced a dose-related decrease in body weight of 10-15% over a 7-day treatment period.  The reduction in food intake was acute and dramatic, falling close to zero at relatively low doses, and was consistent with the targeted pharmacology.  Changes in body weight throughout the studies were tightly aligned with decreases in food consumption.  UGP281 was well tolerated with no overt adverse findings in the studies conducted to date, and its therapeutic window appeared to be substantial.

These data compare favorably to what has been described preclinically with other weight loss compounds currently, or previously, under development.  Additionally, since UGP281 does not bind to serotonin receptors, the risk of unwanted cardiovascular effects is expected to be significantly less as compared to other obesity product candidates.

Furthermore, as successfully demonstrated in previous preclinical studies, UGP281 has the potential to be dosed orally and manufactured recombinantly by way of Unigene’s Peptelligence™ technology platform.

Preliminary Lead Compound for T2D Indication under JDV to be Announced before Month-End
Under the established Joint Development Vehicle (JDV) formed in the fourth quarter of 2011, Unigene and Nordic Bioscience have been extensively evaluating the three (3) proprietary analogs developed by Unigene and licensed to the JDV.  Unigene expects to announce the preliminary selection of the lead molecule for the Type 2 diabetes indication before the end of August 2012 and announce relevant preclinical study results before year end.

BIOTECHNOLOGIES REVIEW

Robust Portfolio of Feasibility Studies Continues to Expand
Unigene continues to aggressively target and exploit its industry-leading Peptelligence™ platform of peptide oral drug delivery and manufacturing assets, expertise and capabilities and is building a robust portfolio of strategically partnered opportunities.  The Company’s business-to-business marketing initiatives and validated business development capabilities continue to generate near-term revenue feasibility studies evaluating Unigene’s ability to orally deliver both synthetic and natural peptides.

Unigene announced that it now has 13 feasibility studies ongoing or completed in exciting, high-potential therapeutic areas such as metabolic disease, cardiovascular disease, oncology, genitourinary disorders, central nervous system, genetic disorders and pain management.     The 13 feasibility partnerships consist of development stage companies, as well as large, reputable pharmaceutical manufacturers.  Importantly, the Company noted that one large pharmaceutical manufacturer has added a second peptide to the feasibility pipeline after testing delivery of the first one using Unigene’s Peptelligence™ platform.

The Company previously announced the completion of Cara Therapeutics, Inc.’s  successful, first-in-man Phase 1 clinical trial using Unigene’s oral formulation of Cara’s peptide-based, peripherally-restricted  kappa opioid receptor agonist, CR845, achieving 16% bioavailability.  The trial was a single-center, double-blind, placebo-controlled study to evaluate the pharmacokinetics, safety and pharmacodynamics of CR845 in healthy volunteers.  CR845 oral capsules were formulated using Unigene’s validated, proprietary oral peptide delivery technology under a Manufacturing and Clinical Supply Agreement established in May 2011.

Additionally, in March 2012, Unigene announced it will use its validated, proprietary Peptelligence™ platform as part of the agreement to support Phase 1 clinical plans for one of Stealth Peptides’ investigational drug candidates.  Unigene expects Stealth’s Phase 1 clinical study to begin before year end.

Stealth commenced an oral feasibility study for its pipeline candidate in August 2011.  After analyzing the data produced using Unigene’s oral delivery technology relative to competitive technologies, Stealth chose to move forward into a clinical evaluation with the Peptelligence™ platform.

Unigene anticipates that at least one feasibility study from its expanded portfolio of 13 will have the potential to convert into a significant milestone and royalty licensing agreement before year end.

ADDITIONAL FINANCIAL RESULTS & NOTES

Revenue for the three months ended June 30, 2012 increased $268,000, or 11%, to $2.7 million from $2.5 million in the comparable period in 2011. This was primarily due to the timing of Fortical® shipments, partially offset by the continuing decline in royalties from Fortical® due to increased competition in the nasal calcitonin market and negative gross to net sales adjustments recorded by Upsher-Smith Laboratories, as well as to a decrease in licensing revenue.

Unigene had an operating loss of $1.9 million for the three months ended June 30, 2012, a decrease of $1.1 million when compared to the operating loss of $3 million for the three months ended June 30, 2011.

Net loss for the three months ended June 30, 2012 decreased approximately $3 million, or 35%, to $5.5 million from $8.4 million for the corresponding period in 2011. This was primarily due to a decrease in operating expenses of $865,000 and an increase in revenue of $268,000. In addition, in the three months ended June 30, 2011, Unigene recognized a loss of $1.1 million on the sale of its former joint venture in China and wrote off the Company’s investment in Tarsa of $1.5 million.   In the three months ended June 30, 2012, the Company recognized a loss of $600,000 on the sale of its former joint venture in China.

CONFERENCE CALL AND WEBCAST

Unigene’s senior management team will host a conference call and webcast today, August 9, 2012 at 11:00 a.m. ET.

Interested participants and investors may access the conference call at 11 a.m. ET by dialing (877) 261-8992 (U.S./Canada) or (847) 619-6548 (international); participant code 33025219.  An audio webcast can be accessed by logging on to the Investors & Media section under the Events tab of the Unigene web site, http://www.unigene.com.

A telephonic replay of the call will be available for two weeks beginning at 1:30 p.m. ET on August 9.  Access numbers for this replay are (888) 843-7419 (U.S./Canada) and (630) 652-3042 (international); participant code 33025219. The webcast replay will remain available in the Investors & Media section of the Unigene Laboratories web site for 30 days.

ABOUT UNIGENE LABORATORIES, INC.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to whether the Company will be able to: obtain significant additional financing to fund operations, address its debt and restructure its balance sheet; fund operations into the fourth quarter of 2012 based on its current cash; continue as a going concern in the near future; restructure its debt with Victory Park; complete the settlement of the Founders’ debt in September; capitalize on the multiple opportunities it believes exist for the company and its pipeline of peptides; grow a portfolio of oral peptide drug delivery partnerships; successfully evaluate the potential regulatory and commercial impact of the EMA announcement on calcitonin related products marketed or under development by our licensees and partners in Europe and other markets, as well as the expected resulting financial impact on its future business operations; fund the $7.7 million debt settlement to the Founders or the likelihood that Victory Park Capital will fund such settlement; reach an agreement with Victory Park regarding its debt obligations or on any other matter; to receive sales-related milestone payments and royalties on worldwide sales excluding China on sales of a product by Tarsa; find a licensing partner for the advanced development and commercialization of the oral PTH program; fund the continuation of the PTH development program, file an IND and commence a Phase 1 study and achieve successful outcome from its discussions with Victory Park; orally dose UGP28 and manufacture it recombinantly by way of its Peptelligence™ technology platform; announce the preliminary selection of the lead molecule for the Type 2 diabetes indication before the end of August 2012 and announce relevant preclinical study results before year end; aggressively target and exploit its industry-leading Peptelligence™ platform of peptide oral drug delivery and manufacturing assets, expertise and capabilities and is building a robust portfolio of strategically partnered opportunities; generate near-term revenue generating feasibility studies and orally deliver both synthetic and natural peptides; convert at least one feasibility study from its portfolio of 13 into a significant milestone and royalty licensing agreement before year end; and use its proprietary Peptelligence™ platform to support Phase 1 clinical plans for one of Stealth Peptides’ investigational drug candidates.  This press release also contains forward-looking statements relating to whether the United States Food and Drug Administration (FDA), could take actions as a result of the EMA recommendation, including withdrawing calcitonin-containing products from the market or limiting their use; the reduction or elimination of Fortical® sales and royalties,  the value of current calcitonin development projects and the value of the company’s investment in Tarsa; potential discussions between Tarsa and FDA relating to the EMA situation; the rescheduling of the company’s annual stockholder meeting; Tarsa’s search for additional data to better understand the rationale behind the CHMP’s recommendation; Tarsa’s plans to file for marketing approval of its oral recombinant salmon calcitonin product in the U.S. and Europe; Tarsa’s continuing development of its oral calcitonin; any further comment by Tarsa regarding the EMA situation and its potential impact on the company; the risk of unwanted PTH cardiovascular effects is significantly less as compared to other obesity product candidates; Stealth’s Phase 1 clinical study begins before year end.  These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com  / amielach@tiberend.com

SOURCE:  Unigene Laboratories, Inc.

Tables to follow
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Unigene Laboratories, Inc.

Condensed Balance Sheets

June 30, 2012 and December 31, 2011

	June 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,749,608	$4,681,683
Accounts receivable	1,068,152	2,854,038
Accounts receivable - Tarsa	--	8,193
Inventory, net	1,209,641	1,283,550
Due from former China Joint Venture partner, net	--	600,000
Prepaid expenses and other current assets	663,063	862,761
Total Current Assets	4,690,464	10,290,225

Non-current inventory	1,629,282	1,946,647
Property, plant and equipment, net	2,942,155	2,977,058
Patents and other intangibles, net	2,014,176	2,020,458
Other assets	415,049	440,307
Total Assets	$11,691,126	$17,674,695

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,047,712	$1,472,925
Accrued expenses	2,041,858	2,094,449
Accrued interest	10,050,300	--
Current portion – Deferred licensing revenues	1,626,170	1,262,622
Current portion – Deferred gain on sale/leaseback	116,760	116,760
Current portion – Capital lease obligations	36,656	--
Note payable – Victory Park, net of discount of $2,312,836 at June 30, 2012	41,503,773	--
Notes payable – Founders	14,437,518	750,000
Total Current Liabilities	70,860,747	5,696,756

Note payable – Victory Park, net of discount of $3,945,124 at December 31, 2011	--	34,073,626
Notes payable – Founders	--	13,987,518
Accrued interest	--	11,827,982
Deferred licensing revenues, excluding current portion	5,575,920	6,101,287
Deferred gain on sale/leaseback, excluding current portion	574,103	632,483
Capital lease obligations, excluding current portion	47,747	--
Deferred compensation	511,193	492,851
Total Liabilities	77,569,710	72,812,503

Commitments and Contingencies
Stockholders’ Deficit:
Common Stock – par value $.01 per share, authorized 275,000,000 shares; issued 95,414,927 shares at June 30, 2012 and 95,215,599 at December 31, 2011	954,149	952,156
Additional paid-in capital	133,163,489	132,415,958
Accumulated deficit	(199,996,222)	(188,505,922)
Total Stockholders’ Deficit	(65,878,584)	(55,137,808)
Total Liabilities and Stockholders’ Deficit	$11,691,126	$17,674,695

Unigene Laboratories, Inc.

Condensed Statements of Operations

 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Revenue:
Product sales	$1,293,613	$646,173	$1,939,760	$1,293,488
Royalties	146,606	405,029	495,350	919,226
Licensing revenue	262,689	705,162	525,378	1,267,851
Development fees and other	484,296	239,649	649,924	478,623
Tarsa revenue	550,328	473,039	878,403	635,673
	2,737,532	2,469,052	4,488,815	4,594,861

Operating expenses:
Research and development	1,379,374	2,098,159	2,638,033	4,519,287
Cost of goods sold	452,072	270,642	698,430	535,540
General and administrative	2,164,596	2,321,237	4,258,016	4,644,895
Unallocated facility expenses	678,286	849,116	1,537,399	1,599,173
	4,674,328	5,539,154	9,131,878	11,298,895
Operating loss	(1,936,796)	(3,070,102)	(4,643,063)	(6,704,034)

Other income (expense):
Interest and other income	2,584	23,359	83,018	51,054
Interest expense	(2,944,246)	(2,797,860)	(5,706,442)	(5,534,076)
Loss from investment in former China joint venture	(600,000)	(1,073,071)	(600,000)	(1,375,926)
Loss from investment in Tarsa	--	(1,518,000)	(650,571)	(1,518,000)
Loss before income taxes	(5,478,458)	(8,435,674)	(11,517,058)	(15,080,982)
Income tax benefit from refund of federal tax credits	--	--	26,758	--
Net loss	$(5,478,458)	$(8,435,674)	$(11,490,300)	$(15,080,982)

Loss per share – basic and diluted: Net loss per share	$(0.06)	$(0.09)	$(0.12)	$(0.16)

Weighted average number of shares outstanding - basic and diluted	95,361,740	92,534,316	95,338,282	92,497,652